Joseph C. Williams
          President
          Dialogos, Inc.
          3674 Clifton Avenue
          Cincinnati, Ohio  45220

               RE:    MedPlus, Inc. Financing Commitment to and Possible
               Acquisition of Common Stock of Dialogos, Inc.

          Dear Mr. Williams:

               Pursuant to this Letter of Agreement between MedPlus, Inc., an Ohio corporation ("MedPlus") and Dialogos, Inc., a Delaware corporation (the "Company"), MedPlus agrees to provide or obtain specified financing for the operations of the Company, and the Company agrees to issue to MedPlus or grant MedPlus an option to purchase, as the case may be, a certain percentage of the Company's common stock (all of the Company's common stock hereinafter referred to as the "Common Shares") in exchange for such financing. Now, therefore, and in consideration of the mutual covenants and agreements herein contained, the Company and MedPlus hereby agree as follows:

               1. MedPlus shall, on or before January 31, 1997, either (a) agree to pay $1.65 million to the Company as consideration for 75% of the Common Shares or (b) secure a funding commitment for the Company's operations in the amount of $1.65 million from investors ("Investors") and/or lenders ("Lenders") with financing terms reasonably agreed to by the Company and MedPlus ((a) and (b) collectively are the "Obligation"). In the event MedPlus secures a funding commitment from Investors and/or Lenders, the Company shall grant MedPlus the option, which option shall be immediately exercisable and remain open until December 31, 1999, to purchase 75% of the Common Shares (the "MedPlus Option").

               2. Prior to exercising the MedPlus Option, MedPlus shall have entered into an agreement to either (a) pay to any Investors and/or Lenders an amount equal to their investment, including appreciation thereof as indicated in such agreement, or their loan, including any interest accrued with respect thereto, made by them in or to the Company (such payment hereinafter referred to as the "Buy-Out Amount") or (b) pay to the Company an amount equal to the Buy-Out Amount. The exercise price of the MedPlus Option shall be equal to the Buy-Out Amount. Immediately upon actual payment of the Buy-Out Amount to either the Investors and/or Lenders or the Company, MedPlus shall receive 75% of the Common Shares.

               3. The Common Shares will be transferred to MedPlus free, clear and unencumbered.

               4. MedPlus shall fund the general operations of the Company from the date of this Letter of Agreement until the Obligation has been satisfied and funding has actually begun pursuant to either paragraph 1(a) or (b) above (the "Interim Funding"). The Interim Funding shall be provided from time to time in amounts reasonably requested by the Company, which amounts are consistent with funding required to execute the financial plan provided to MedPlus by the Company during June, 1996. In the event MedPlus agrees to pay $1.65 million to the Company as consideration for 75% of the Common Shares pursuant to paragraph 1(a) above, such $1.65 million purchase price shall be reduced by any and all monies paid to or on behalf of the Company by MedPlus to effect the Interim Funding, plus Interest (as hereinafter defined). In the alternative, if MedPlus secures a funding commitment for the Company's operations in the amount of $1.65 million from Investors and/or Lenders pursuant to paragraph 1(b) above, then, immediately upon the Company's receipt of such funding, the Company shall reimburse MedPlus for any and all monies paid to or on behalf of the Company by MedPlus to effect the Interim Funding, plus Interest. For purposes of this paragraph 4, "Interest" shall mean interest equal to the prime rate, as announced from time to time by the Provident Bank, Cincinnati, Ohio, plus 1% per annum.

              5. Immediately following execution of this Letter of Agreement by the Company, MedPlus will enter into a consulting agreement with Joseph C. Williams, President and sole stockholder of the Company ("Williams"), in substantially the form attached hereto as Exhibit
          A. Furthermore, the Company shall require each employee and/or consultant thereto to execute a confidentiality agreement, reasonably similar to confidentiality agreements executed by employees and/or consultants in the technology industry, with respect to information obtained by him or her as a result of his or her relationship with the Company.

              6. It is a condition precedent to the obligations of MedPlus hereunder that Williams shall have executed a voting agreement, in the form attached hereto as Exhibit B, whereby Williams agrees to vote all Common Shares owned by him in favor of electing one person designated by MedPlus as member of the Company's Board of Directors. In addition, the holders of any and all shares issued by the Company before the earlier of (i) the exercise of the MedPlus Option, (ii) the Rejection, as hereinafter defined, or (iii) the expiration of the MedPlus Option shall be required by the Company to execute a voting agreement in substantially the form attached hereto as Exhibit B.

              7. In the event MedPlus exercises the MedPlus Option, MedPlus and the Company agree that the Company shall amend any existing employment agreements with Williams and other senior executives of the Company (the "Executive Employees") to provide that, for each year during the three-year period ending December 31, 1999, the Executive Employees may be granted options to purchase Common Shares ("Incentive Shares"). Specifically, prior to January 15th of each of the afore-mentioned years of each Amended Employment Agreement, the Company shall establish a basis for determining whether any Incentive Shares shall be granted to the Executive Employee following the close of such year. The determination of whether to grant Incentive Shares in any such year shall be based on the achievement of the Contribution Margin (as hereinafter defined) of the Company as budgeted for that fiscal year. (For purposes hereof, "Contribution Margin" shall mean "operating income" as used by MedPlus in its internal financial reporting system.) Furthermore, the exercise price per share of any options granted as Incentive Shares shall be determined by an independent appraiser selected by the Company; in no event, however, shall such exercise price be less than the price per share paid by MedPlus in exercising the MedPlus Option. Finally, in no event shall the number of shares subject to options granted as Incentive Shares to all Executive Employees for each of the following years exceed in the aggregate (i) 3% of all Common Shares outstanding at December 31, 1997 and 1998 and (ii) 4% of all Common Shares outstanding at December 31, 1999.

               8. The Company agrees that it shall be operated in the normal and ordinary course until January 1, 1999, that all necessary corporate and other actions will be taken pursuant to law, and that all applicable laws and governmental regulations will be complied with.

               9. MedPlus contemplates the expenditure of substantial sums of time and money in connection with legal, accounting, financial, and due diligence work to be performed in conjunction with the transaction(s) proposed herein. As consideration therefor, during the period from the date of acceptance of this letter to MedPlus' satisfaction of the Obligation or January 31, 1997, whichever is earlier, the Company shall not, directly or indirectly, initiate or hold discussions with any person or entity (other than MedPlus) concerning a purchase, affiliation, or other transfer of any part of the Company's business, directly or indirectly, whether by sale of common shares, merger, consolidation, sale or lease of material assets, affiliation, joint venture, or other material transaction. After January 31, 1997 and until MedPlus affirmatively declines to exercise the MedPlus Option (the "Rejection") or until December 31, 1999, whichever is earlier, the Company shall not accept financial support for any reason from any third party without first offering MedPlus the opportunity to provide such financial support on terms reasonably similar to those offered by such third party. MedPlus shall then have 30 days from the date of such offer to elect to provide such financial support. If the offer is affirmatively rejected by MedPlus or such 30 day period expires, then the Company may accept financial support from such third party on the same terms and conditions contained in the third party's original financing offer.

               10. The Company agrees to permit MedPlus' representatives, agents, accountants and attorneys to have reasonable access during regular business hours to the Company's books, records and properties for the purpose of making a detailed examination of the financial condition, assets, liabilities, legal compliance, affairs, business and the conduct of the Company prior to MedPlus' exercise of the MedPlus Option or the Rejection, whichever occurs first. In addition, prior to MedPlus' exercise of the MedPlus Option or the Rejection, whichever occurs first, Dialogos shall have its financial statements audited annually by KPMG Peat Marwick.

               It is understood and agreed that any public announcement of this transaction will be through a mutually agreed upon joint release.

                                              Very truly yours,

                                              MEDPLUS, INC.

                                             /s/ Daniel A. Silber
                                             Daniel A. Silber, Vice-President
                                             of Finance and Chief Financial
                                              Officer

          Accepted by:
          DIALOGOS, INC.
          /s/ Joe Williams
          Joe Williams, President